DIMON Incorporated
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EXHIBIT 99.1

DIMON Incorporated Tel: 434 792 7511 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681 USA
NEWS RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952
February 24, 2003

DIMON Names Steven B. Daniels President and Chief Operating Officer -- Brian J. Harker Elected Chairman of the Board -- -- Joseph L. Lanier, Jr. Assumes Role of lead independent Director --

DANVILLE, VA – DIMON Incorporated (NYSE: DMN) today announced that Steven B. Daniels, age 45, has been named to the position of President and Chief Operating Officer, with effect from March 1, 2003. Mr. Daniels has served as DIMON’s Senior Vice President - Operations Director since October 2001.

Mr. Daniels assumes the President’s title from Brian J. Harker, who will continue to serve as Chief Executive Officer. In addition Mr. Harker has been elected to the position of Chairman of DIMON’s Board of Directors, effective March 1, 2003.  Joseph L. Lanier, Jr., who has served as non-executive Chairman since May 1999 will assume the role on the Board of lead independent director in order to continue the benefit the Company enjoys from the effective interplay between its management and a strong independent Board.

Mr. Lanier stated, “With the strategic and organization transition complete it is appropriate to stand down at this time. The Board has complete confidence in the executive management team and is confident that Board oversight will continue to be effective with our strongly independent Board.”

In commenting on these management changes, Brian J. Harker, DIMON’s President and Chief Executive Officer, stated, “We are very fortunate to have an executive with the skills and experience of Steve Daniels to assume the Chief Operating Officer position.  Mr. Daniels has been with the company for 25 years and has significant operational experience in our worldwide tobacco business and an excellent knowledge of our customers.”

Mr. Harker added, “The Board of Directors is grateful to Mr. Lanier for his contribution to DIMON while non-executive Chairman. We are also fortunate that Mr. Lanier will continue on the Board of Directors as the lead independent director, ensuring continuing strong board oversight.”

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DIMON Incorporated
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Mr. Daniels, a graduate of Virginia Tech, began his career with Dibrell Brothers, Inc (a predecessor company to DIMON) in leaf buying and processing operations. He became Vice President of Dibrell Brothers, Inc in 1991 and was appointed President of Dibrell do Brasil in 1992. In 1993 he became Senior Vice President of Dibrell Brothers, Inc and President of Dibrell Brothers Tobacco Company, and held these positions until the merger that formed DIMON in 1995. Post merger he was Senior Vice President – Regional Director for Central and South America, and in 1999 also assumed responsibility for the African region. He and his wife Beth have a son and two daughters.

DIMON Incorporated is the world’s second largest dealer of leaf tobacco with operations in more than 30 countries. DIMON’s gross revenues for the fiscal year ended on June 30, 2002, were approximately $1.3 billion.  For more information on DIMON, visit the Company’s website at www.dimon.com.

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